Filed Pursuant to Rule 424(b)(3)

Registration No. 333-258306

PROSPECTUS SUPPLEMENT NO. 7

(to Prospectus dated August 11, 2021)

Lordstown Motors Corp.

35,144,690 Shares of Class A Common Stock

This prospectus supplement supplements the prospectus dated August 11, 2021 (as amended and supplemented from time to time, the “Prospectus”), which forms a part of our registration statement on Form S-l (No. 333-258306). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale of up to 35,144,690 shares of our Class A common stock, $0.0001 par value per share (“Class A common stock”), by YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Selling Stockholder”). The shares of Class A common stock being offered by the Selling Stockholder have been and may be issued pursuant to the Equity Purchase Agreement dated July 23, 2021 that we entered into with the Selling Stockholder (the “Purchase Agreement”). We are not selling any securities under the Prospectus or this prospectus supplement and will not receive any of the proceeds from the sale of our Class A common stock by the Selling Stockholder. However, we may receive up to $400.0 million in aggregate gross proceeds from sales of our Class A common stock to the Selling Stockholder that we may make under the Purchase Agreement from time to time. See the sections of the Prospectus titled “The YA Transaction” for a description of the transaction contemplated by the Purchase Agreement and “Selling Stockholder” for additional information regarding the Selling Stockholder.

The Selling Stockholder may sell the shares of Class A common stock included in the Prospectus and this prospectus supplement in a number of different ways and at varying prices. We provide more information about how the Selling Stockholder may sell the shares in the section of the Prospectus entitled “Plan of Distribution.” The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “RIDE.” On December 20, 2021, the closing price of our Class A common stock was $3.72 per share.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

See the section entitled “Risk Factors” beginning on page 5 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 21, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 17, 2021

LORDSTOWN MOTORS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38821	83-2533239
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 Hallock Young Road

Lordstown, Ohio 44481

(Address of principal executive offices and Zip Code)

(234) 285-4001

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	RIDE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 17, 2021, pursuant to a mutual agreement with Lordstown Motors Corp. (the “Company”), Thomas V. Canepa will no longer serve as General Counsel and Corporate Secretary of the Company and will provide transitional services through January 31, 2022.

In connection with Mr. Canepa’s departure, the Company’s Board of Directors appointed Melissa A. Leonard as the Company’s Executive Vice President, General Counsel and Secretary, effective January 1, 2022.

Ms. Leonard, age 52, was co-leader of the Mergers and Acquisitions team for Baker & Hostetler LLP, where she has served as outside counsel to the Company since 2019. Ms. Leonard has been a corporate and transactional attorney at Baker & Hostetler LLP since 1995 and has extensive legal experience with mergers and acquisitions, financings and corporate governance matters. Ms. Leonard was as a member of the Board of Trustees of the Museum of Contemporary Art (MOCA), Cleveland, Ohio from 2007 – 2021 and served on the Finance and Governance Committees.  Ms. Leonard earned her Bachelor of Science from Miami University and her Juris Doctor from the University of Michigan School of Law.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LORDSTOWN MOTORS CORP.

Date: December 21, 2021	By:	/s/ Adam Kroll
Adam Kroll
Chief Financial Officer (Principal Financial and Accounting Officer)